Exhibit 5.1

March 3, 2003

Board of Directors

Adolph Coors Company

311 10th Street

Golden, CO 80401-0030

Re:    Form S-8 Registration Statement

Dear Sir or Madam:

The undersigned has acted as counsel to Adolph Coors Company (the “Company”) in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), covering an additional 250,000 shares of its Class B Common Stock which may be acquired through participation in the Adolph Coors Company Equity Incentive Plan (the “Plan”) (“this Form S-8”).

As counsel for the Company, I have examined such documents and reviewed such questions of law as I have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, I am of the opinion that the shares of Class B Common Stock, when sold and delivered by the Company pursuant to the Plan, as described in this Form S-8, will be legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to this Form S-8. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

I do not express an opinion on any matters other that those expressly set forth in this letter.

Very truly yours,

ADOLPH COORS COMPANY
By:	/s/ Annita M. Menogan Annita M. Menogan Assistant General Counsel and Secretary